Exhibit 10.1

February 25, 2015

Robert Giardina

c/o Town Sports International, LLC

5 Penn Plaza

New York, NY 10001

Dear Bob:

This letter agreement (the “Agreement”) sets forth the terms of your continued employment through a transition period and your resignation in all capacities (except as otherwise specified in Section 1) from Town Sports International Holdings, Inc. (“TSI”) and its subsidiaries and affiliates (collectively, the “Company”). Effective February 25, 2015, you will become Executive Chairman of the Board of Directors of TSI (the “Board”). TSI is entering into this Agreement in order to induce you to serve as Executive Chairman, perform the duties described below and remain an employee of the Company through September 30, 2015 (such date, as it may be extended or accelerated pursuant to Section 3 below, being referred to herein as the “Departure Date”). The period from the date hereof through the Departure Date is referred to as the “Retention Period.”

1. Retention Period. As Executive Chairman, you will focus on exploring and evaluating strategic alternatives, which may include the potential sale of the Company. You and the Company acknowledge that you will no longer be expected to devote your full business time to the performance of your duties, but that you will spend sufficient time (at least 40% of your business time) to perform the required duties and responsibilities. After the Departure Date, you will remain as a member of the Board with the fiduciary duties associated with such position and will receive the same compensation as other non-employee members for their service on the Board.

2. Compensation, Benefits and Bonus. For the period from March 1, 2015 through April 30, 2015, your annual base salary will be $706,825, but will be reduced to $500,000 as of May 1, 2015 for the remainder of the Retention Period. Your base salary will be payable in accordance with the Town Sports International, LLC’s standard payroll practices and subject to all applicable tax withholdings. During the Retention Period, you will remain eligible for the Company’s benefit plans to the extent you are eligible under the general terms thereof. As of the 2015 fiscal year, you will no longer participate in the Company’s performance bonus plan or any other compensation arrangement, except as contemplated in this Agreement.

3. Retention Payment.

(a) Subject to Section 5, you shall receive a payment (the “Retention Payment”) equal to $1.1 million, less all applicable taxes and withholdings, so long as you remain employed in the role of Executive Chairman through September 30, 2015; provided that such date (i) may be extended to no later than December 31, 2015 by the Company if the Company is in the midst of a process (e.g., negotiations on a letter of intent, term sheet or purchase or merger agreement) with a potential acquirer that may result in a Change in Control (as defined below) and (ii) shall be accelerated to (A) the date on which the Company executes a definitive agreement that contemplates a transaction that, if consummated, would result in a Change in Control or (B) the date on which a Board Change (as defined below) occurs or (C) thirty (30) days after the Board determines to terminate the strategic review process, whichever is earlier.

(b) Notwithstanding the foregoing, in the event that your employment ends earlier than September 30, 2015 (or the extended date pursuant to Section 3(a)(i)) as a result of a termination by the Company without Cause, your death or Disability, you shall be entitled to the Retention Payment.

(c) Subject to Sections 5 and 18(b), the Retention Payment shall be paid within sixty (60) days of the Departure Date, except in the event that the termination occurs as a result of a Board Change in which event the Retention Payment will be made in a manner consistent with the Executive Severance Agreement dated March 2010 between you and Town Sports International, LLC (the “Prior Agreement”) as follows: (i) that portion of the Retention Payment equal to that portion of severance under the Prior Agreement that would have been exempt from Section 409A of the Code shall be paid in a lump sum within sixty (60) days of the Departure Date and (ii) the remainder will be paid in monthly installments as provided in the Prior Agreement and, if applicable, subject to the six (6) month delay described in that Prior Agreement and Section 18(b) below.

(d) In the event of any other termination, including a resignation or a termination by the Company with Cause, you shall not be entitled to the Retention Payment or the other benefits described in Section 6 below (the “Transition Benefits”).

4. Definitions. As used herein, the terms identified below shall have the meanings indicated:

(a) “Board Change” means when individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by TSI stockholders, was approved or recommended by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as defined below) other than the Board;

(b) “Cause” means the Company’s termination of your employment with the Company as a result of: (i) your willful failure to perform any material portion of your duties, which has not been cured (if curable) by you within thirty (30) days of your receipt of written notice from the Company specifying in reasonable detail the circumstances giving rise to such failure, which notice must be delivered to you within thirty (30) days following the occurrence of such failure; (ii) your commission of any fraud, misappropriation or misconduct that causes demonstrable injury, monetarily or otherwise, to the Company; (iii) the conviction of, or pleading guilty or no contest to, a felony involving moral turpitude; (iv) any material breach of your fiduciary duties to the Company as an employee or officer; (v) your material violation of the Town Sports International Code of Ethics and Business Conduct, as amended from time to time, and such material policies and procedures of the Company; or (vi) any material breach of the terms of any agreement between you and the Company, including any of the restrictive covenants imposed pursuant to the TSI stock option and similar incentive plans and the related stock option agreement issued thereunder, if such breach is reasonably likely to result in a material injury to the Company.

(c) “Change in Control” means:

(i) The acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of at least a majority of either (A) the then outstanding shares of common stock of TSI (the “Outstanding TSI Common Stock”), or (B) the combined voting power of the then outstanding voting securities of TSI entitled to vote generally in the election of directors (the “Outstanding TSI Voting Securities”);

(ii) Consummation of a reorganization, merger or consolidation involving TSI (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding TSI Common Stock and Outstanding TSI Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least a majority of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Person resulting from such Business Combination (including, without limitation, a Person which as a result of such transaction owns TSI or all or substantially all of TSI’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding TSI Common Stock and Outstanding TSI Voting Securities, as the case may be; or

(iii) Sale or other disposition of all or substantially all the assets of TSI or Town Sports International, LLC;

(d) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.

(e) “Disability” means any medically determinable physical or mental impairment resulting in your inability to perform the duties of your position or any substantially similar position, where such impairment is expected to result in death or is expected to last for a continuous period of not less than six (6) months.

(f) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity.

5. Separation Release Agreement. Your eligibility for receipt of the Retention Payment and the Transition Benefits is expressly conditioned upon the following: (i) your signing of a release in which you release and/or waive any and all claims you may have against the Company within the time specified therein, but in no event later than fifty (50) days of the Departure Date and (ii) the release becoming effective. The Company shall provide to you the release no later than three (3) days following the Departure Date. If you do not timely execute and deliver to the Company such release, or if you execute such release but revoke it, no Retention Payment or Transition Benefits shall be paid.

6. Additional Transition Benefits.

(a) To the extent permitted by law and subject to Section 18(b), the Company shall continue your health, dental and disability coverage that you currently have (or provide comparable substitute coverage), and continue to pay that portion of the premium that it pays for active employees (grossed up for taxes, if applicable) at such times as the Company makes such payments for its active employees on a monthly basis until the earlier of (i) the fifth anniversary of the Departure Date (the “Coverage Period”) and (ii) the date on which you are eligible for comparable coverage under another group health and dental insurance plan or another disability plan by a successor employer; provided however, that the such coverage shall immediately terminate, and no further amounts shall be due pursuant to this Section 6(a) in the event you materially breached any of the terms and conditions of this Agreement, including Section 7 or 8 hereunder. You agree to promptly notify the Company in writing in the event that you are eligible for coverage under another such plan. If not otherwise covered by a group health or dental plan at the end of the Coverage Period, you shall be eligible for COBRA continuation coverage on such date on the same terms and conditions as offered to other eligible plan participants, and, if you elect such coverage, you shall be fully responsible for the associated premiums.

(b) For your lifetime, you and your immediate family will continue to have Passport Memberships (or its equivalent) at no cost to you; provided however, that such memberships shall cease in the event you have materially breached the terms and conditions of this Agreement, including Section 7 or 8 hereunder. The aforementioned memberships are subject to all of the Company’s membership rules, regulations and policies currently in effect and as may be amended from time to time.

7. Non-Compete and Non-Solicitation.

(a) As an inducement to the Company to enter into this Agreement, you agree that (i) during your period of employment with the Company, and (ii) during the twelve (12) month period following the Departure Date (the “Non-compete Period”), you shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business competing directly or indirectly with the business as conducted by the Company during your period of employment with the Company or at the time of the Departure Date or with any other business that is the logical extension of the Company’s business during your period of employment with the Company or at the Departure Date, within any metropolitan area in which the Company engages or has definitive plans to engage in such business; provided, however, that you shall not be precluded from purchasing or holding publicly traded securities of any entity so long as you shall hold less than 2% of the outstanding units of any such class of securities and have no active participation in the business of such entity and this restriction is not intended to include territories of a strategic buyer with whom the Company has engaged in discussions or expansions that have been discussed with a strategic buyer. You agree that the following entities are examples of competitive businesses and are not exclusive: Crunch, 24 Hour, Equinox, NY Health and Racquet Club, LA Fitness, Planet Fitness, Lifetime and Bally’s.

(b) As an inducement to the Company to enter into this Agreement, you agree that during the Non-compete Period, you shall not directly or indirectly (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time during your employment period, except for such employees who have been terminated for at least three (3) months, or (iii) induce or attempt to induce any customer, supplier, licensee, franchisor or other business relation of the Company to cease doing business with such Company, or in any way interfere with the relationship between any such customer, supplier, licensee, franchisor or business relation, on the one hand, and the Company, on the other hand.

(c) The provisions of this Section 7 and Section 8 shall survive any expiration or termination of this Agreement.

(d) If it is determined by a court of competent jurisdiction that any of the provisions of this Section 7 or 8 is excessive in duration or scope or otherwise is unenforceable, then such provision may be modified or supplemented by the court to render it enforceable to the maximum extent permitted by law.

(e) You acknowledge and agree that the restrictions imposed upon you by the terms, conditions and provisions of this Section 7 and 8 are reasonably necessary to protect the legitimate business interests of the Company (which for the avoidance of doubt includes its subsidiaries and affiliates), and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. You further acknowledge and agree that if any such restriction is violated, the Company will be entitled to (i) stop paying the Retention Payment and Transition Benefits, and to the extent paid, recoup such Retention Payment and Transition Benefits and (ii) immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance, and an equitable accounting of earnings, profits, and other benefits arising from such violation) in any court having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Section will not diminish your ability to earn a livelihood or create or impose any undue hardship on you. You also agree that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert. You further acknowledge and agree that if any provision of this Section 7 or 8 is found by a court of competent jurisdiction to be unenforceable or unreasonable as written, you authorize and request said court to revise the unenforceable or unreasonable provision in a manner that shall result in the provision being enforceable while remaining as similar as legally possible to the purpose and intent of the original. You further acknowledge and agree that any period of time during which you are in violation of the covenants set forth in this Section 7 shall be added to the applicable restricted period.

8. Confidential Information. You expressly recognize and acknowledge that during your employment with the Company and during your service as a member of the Board, you are entrusted with, have access to, or gain possession of confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company (which for the avoidance of doubt includes its subsidiaries and affiliates) that is not readily available to competitors, outside third parties and/or the public, including without limitation, information about (i) current or prospective customers, suppliers, licensees and/or franchisors (ii) employees, research, goodwill, production, and prices, (iii) business methods, processes, practices or procedures, (iv) computer software and technology development, and (v) business strategy, including acquisition, merger and/or divestiture strategies, (collectively or with respect to any of the foregoing, the “Confidential Information”). You agree, by acceptance of the right to receive compensation and benefits under this Agreement, including, without limitation, the Retention Payment and Transition Benefits, that: (i) unless pursuant to prior written consent by the Company, you shall not disclose any Confidential Information for any purpose whatsoever unless compelled by court order or subpoena, (ii) you shall treat as confidential all Confidential Information and shall take reasonable precautions to prevent unauthorized access to the Confidential Information, (iii) you shall not use the Confidential Information in any way detrimental to the Company, and (iv) you agree that the Confidential Information shall remain the exclusive property of the Company, and you shall promptly return to the Company all material which incorporates, or is derived from, all such Confidential Information upon termination of your employment with the Company, or termination of your service as a member of the Board, or upon demand from the Company. It is hereby agreed that Confidential Information does not include information generally available and known to the public other than through the disclosure thereof by or through you or obtained from a source not bound by a confidentiality agreement with the Company or any of its affiliates.

9. Notices. Any notice or communication given hereunder (each a “Notice”) shall be in writing and shall be sent by personal delivery, by courier or by United States mail (registered or certified mail, postage prepaid and return receipt requested), to the appropriate party at the address set forth below, or such other address or to the attention of such other person as a party shall have specified by prior Notice to the other party. Each Notice will be deemed given and effective upon actual receipt (or refusal of receipt).

If to the Company, to:

Town Sports International Holdings, Inc.

5 Penn Plaza (4th Floor)

New York, New York 10001

Attention: President

With a copy to: General Counsel

If to you, to:

The address for you on file with the Company.

10. No Obligation to Continue Employment. This Agreement is not an agreement of continued employment. This Agreement does not guarantee that the Company will employ, retain or continue to, employ or retain you, nor does it modify in any respect any right of the Company to terminate or modify your employment or compensation, subject to the consequences described in this Agreement.

11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

12. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed in accordance with, the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

13. Consent to Jurisdiction. In the event of any dispute, controversy or claim between the Company and you in any way concerning, arising out of or relating to this Agreement (a “Dispute”), including without limitation any Dispute concerning, arising out of or relating to the interpretation, application or enforcement of this Agreement, the parties hereby agree and consent to the Arbitration Policy of the Company to the extent it applies to the Dispute. If enforcement of the arbitration award is required or the Dispute is not covered by the Company’s arbitration policy, the parties hereby (a) agree and consent to the personal jurisdiction of the courts of the State of New York located in New York County and/or the Federal courts of the United States of America located in the Southern District of New York (collectively, the “Agreed Venue”) for resolution of any such Dispute, (b) agree that those courts in the Agreed Venue, and only those courts, shall have exclusive jurisdiction to determine any Dispute, including any appeal, and (c) agree that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York. The parties also hereby irrevocably (i) submit to the jurisdiction of any competent court in the Agreed Venue (and of the appropriate appellate courts therefrom), (ii) to the fullest extent permitted by law, waive any and all defenses the parties may have on the grounds of lack of jurisdiction of any such court and any other objection that such parties may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court (including without limitation any defense that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum), and (iii) consent to service of process in any such suit, action or proceeding, anywhere in the world, whether within or without the jurisdiction of any such court, in any manner provided by applicable law. Without limiting the foregoing, each party agrees that service of process on such party pursuant to a Notice shall be deemed effective service of process on such party. Any action for enforcement or recognition of any judgment obtained in connection with a Dispute may be enforced in any competent court in the Agreed Venue or in any other court of competent jurisdiction.

14. Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

15. Waiver. The failure of the Company to enforce at any time any of the provisions of this Agreement, or to require at any time performance of any of the provisions of this Agreement, shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of this Agreement or any part thereof, or the right of the Company thereafter to enforce every provision.

16. Severability and Interpretation. Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Agreement (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portions of this Agreement to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

17. Entire Agreement. This Agreement is the entire agreement (together with any equity plan and related award agreement currently in effect between you and TSI) between the parties with respect to your employment and service as a director of TSI and supersedes all prior agreements, whether verbal or in writing, including without limitation the Prior Agreement (except to the extent incorporated in this Agreement in Section 3).

18. Section 409A.

(a) Separation of Service. The change in your position to Executive Chairman is not intended to be a “separation of service” as defined in Section 409A of the Code and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder. The termination of your employment on the Departure Date is so intended. Your entitlement to the payments of the Retention Payment and Transition Benefits shall be treated as the entitlement to a series of separate payments for purposes of Section 409A of the Code.

(b) Potential Delay of Payment. Notwithstanding any other provisions of this Agreement, any payment under this Agreement that the Company reasonably determines is subject to Section 409(a)(2)(B)(i) of the Code shall not be paid or payment commenced until six

(6) months after the Departure Date or your death. On the earliest date on which such payments can be made or commenced without violating the requirements of Section 409(a)(2)(B)(i) of the Code, you shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

(c) Section 409A Savings Clause. It is intended that any amounts payable under this Agreement shall either be exempt from Section 409A of the Code or shall comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you. Notwithstanding the foregoing, the Company makes no representations regarding the tax treatment of any payments hereunder, and you shall be responsible for any and all applicable taxes, other than the Company’s share of employment taxes on the Retention Payment and the gross up for taxes that may arise out of your participation in benefits to the extent provided in Section 6 above.

IN WITNESS WHEREOF, the parties have executed this agreement, effective as of the date and year first above written.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

By:	/s/ David Kastin
Name:	David Kastin
Title:	Senior Vice President

/s/ Robert Giardina
Robert Giardina